DEVELOPMENT AGREEMENT



                                   PRADO FIELD


                                 BY AND BETWEEN:

                         NEW CENTURY ENERGY CORPORATION,
                   AQUATIC CELLULOSE INTERNATIONAL CORPORATION
                                       AND
                          STRONG PETROLEUM GROUP, INC.

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                                TABLE OF CONTENTS

                                                                            PAGE

I.     Parties                                                                 1

       1.01.   New Century                                                     1

       1.02.   Aquatic                                                         1

       1.03.   Strong                                                          1

II.    Interests                                                               1

III.   Work Program                                                            1

       3.01.   Payment of $XXXXXXX                                             1

       3.02.   Strong Responsible for the Work Program                         2

       3.03.   Scope of the Work Program                                       2

       3.04.   Work Program Account                                            3

       3.05.   Work Program Statements and Records                             3

       3.06.   Expenditures in excess $2,000,000.00                            4

       3.07.   Engineering, Geological, and Geophysical Expenses
               Includible only to $100,000                                     4

       3.08.   Overhead                                                        4

       3.09.   Title and Legal Expenses                                        4

       3.10.   Vendors                                                         5

       3.11.   Strong Will Charge Market Rates                                 5

       3.12.   Transportation Charges                                          5

       3.13.   No Lease Operating Expenses to Work Program Account             5

                                       ii
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                                                                            PAGE

IV.    Revenue Interests Operations and Accounting                             6

       4.01.   Interests in Revenues                                           6

       4.02.   Order of Operations                                             6

       4.03.   Administration of Revenues and Expenses                         6

       4.04.   Working Files Transfer                                          6

       4.05.   If Assignment Not Earned                                        7

       4.06.   Prudent Operator Standard                                       7

       4.07.   Access to Books, Records and Data                               7

       4.08.   Force Majeure                                                   8

V.     Assignment                                                              8

       5.01.   Conditions Precedent to Assignment                              8

       5.02.   Delivery of the Assignment                                      9

       5.03.   Memorandum Pending Assignment                                   9

VI.    New Century Group's Option to Increase Its Interest                     9

       6.01.   Option to Increase Working Interest                             9

       6.02.   Notice of Election and Payment                                 10

VII.   Joint Operating Agreement and COPAS Agreement                          10

       7.01.   Joint Operating Agreement                                      10

       7.02.   COPAS Agreement                                                10

VIII.  Acquisition of Assets in Area of Mutual Interest                       10

IX.    Representations of Strong                                              11

       9.01.   Organization                                                   11

                                      iii
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                                                                            PAGE

       9.02.   Authority                                                      11

       9.03.   Knowledge of Operations                                        12

       9.04.   Access to Property                                             12

       9.05.   No Breach of Statute, Decree or Contract                       12

       9.06.   Strong's Property Investigations                               12

       9.07.   Binding Obligation                                             13

       9.08.   No Litigation or Adverse Events                                13

       9.09.   Further Distribution                                           13

       9.10.   Permits                                                        13

X.     Representations of New Century Group                                   14

       10.01.  Organization                                                   14

       10.02.  Authority                                                      14

       10.03.  Binding Obligation                                             14

       10.04.  No Breach of Statute, Decree or Contract                       14

       10.05.  No Litigation or Adverse Events                                15

       10.06.  Taxes                                                          15

       10.07.  Accuracy of Documents                                          15

       10.08.  Disclaimer of Warranty                                         15

       10.09.  Payments                                                       16

       10.10.  Working Interests                                              16

       10.11.  Net Revenue Interests                                          16

                                       iv
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                                                                            PAGE

       10.12.  Compliance with Laws                                           16

       10.13.  Necessary Action                                               16

       10.14.  No Default                                                     17

       10.15.  Operations                                                     17

       10.16.   Existing Burdens                                              17

       10.17.  Inspection of Records                                          18

       10.18.  Permits                                                        18

       10.19.  Environmental Condition of Assets                              18

XI.    Taxes                                                                  19

       11.01.  Apportionment of Ad Valorem and Property Taxes                 19

       11.02.  Sales Taxes, Filing fees, Etc.                                 19

       11.03.  Other taxes                                                    19

XII.   General Provisions                                                     20

       12.01.  Applicable Law                                                 20

       12.02.  Arbitration of Disputes                                        20

       12.03.  No Representations                                             20

       12.04.  Non-alienation Pending Completion                              21

       12.05.  Public Announcements                                           21

       12.06.  Amendments only in Writing                                     21

       12.07.  No Partnership                                                 21

       12.08.  Closing Obligations                                            21

                                        v
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                                                                            PAGE

       12.09.  Survival                                                       22

       12.10.  Payments                                                       22

       12.11.  Further Assurances                                             23

       12.12.  Headings, Time of Essences, etc.                               23

       12.13.  Notifications                                                  23

       12.14.  Construction                                                   23

       12.15.  Entire Agreement                                               24

Exhibits  to  Agreement:

A.     Description  of  Prado  Assets.

B.     Area  of  Mutual  Interest.

C.     Assignment.

D.     Joint  Operating  Agreement.

E.     Memorandum Regarding Development Agreement.

                                       vi

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                              DEVELOPMENT AGREEMENT

                            PRADO FIELD REDEVELOPMENT


     This Development Agreement (the "Agreement") is made by and between New Century Energy Corporation and Aquatic Cellulose International Corporation (together, the "New Century Group") and Strong Petroleum Group, Inc. ("Strong"). The Effective Date of this Agreement shall be April 1, 2005 ("Effective Date"). The Parties hereby agree as follows:

                                   I. PARTIES

     1.01. NEW CENTURY. New Century Energy Corporation is a corporation organized and existing under the laws of Colorado, with offices located at 5851 San Felipe, Suite 775, Houston, Texas 77057.

     1.02. AQUATIC. Aquatic Cellulose International Corporation is a corporation organized and existing under the laws of Nevada, with offices located at 2504 43rd Street, Suite 5, Vernon, British Columbia, Canada VIT 6L1.

     1.03. STRONG. Strong Petroleum Group, Inc. is corporation organized and existing under the laws of Texas, with offices at 6161 Savoy Drive, Suite 1030, Houston, Texas 77036.

                                  II. INTERESTS

     The New Century Group or its affiliates own certain interests in oil and gas leases, wells, and equipment located and being utilized in the Prado Field in Jim Hogg County, Texas (the "Prado Assets"). These interests are described in Exhibit A hereto, which is incorporated by reference into this Agreement.

                                III. WORK PROGRAM

     3.01. PAYMENT OF $XXXXXX. Upon receipt of the KMF Consent as described in section 12.08, Strong shall, by wire transfer, pay XXXXXXXX ($XXXXXXX), to the New Century Group. This represents a total payment of XXXXXXXXX ($XXXXXXXX) less the deposit of XXXXXXXXXXX ($XXXXXXX), to the New Century Group. This payment shall be a condition precedent to any obligations of the New Century Group, and no assignment of interest as otherwise described herein shall be made unless and until such payment is made.

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     3.02.     STRONG RESPONSIBLE FOR THE WORK PROGRAM.  The  parties agree that
Strong shall complete a program of development and redevelopment of the Prado Assets (the "Work Program"). The Work Program shall begin as soon as is reasonably practicable. Strong shall have sole responsibility for the costs of the Work Program, calculated in accordance with sections 3.04 - 3.13, up to the amount of $2,000,000.00.

     3.03. SCOPE OF THE WORK PROGRAM. The Work Program shall, at a minimum, include the following activities:

          a. Strong will conduct a comprehensive study in the Prado Field with initial focus on by-pass pay, "wedge" up-dip field extension locations, and drilling locations for the Yegua horizon;

          b. Strong will run a slick line, and where possible swab to determine the plugged back total depth and production capability of the existing shut-in wells; and where merited perform workovers to include such possible activities as to run a case hole log, pull the tubing, squeeze, and re-perforate in the same zone or re-complete in a new zone, including testing and completing through production facilities. In lieu of working over wells, Strong may, at its election, substitute the drilling of new well(s), or the workover of other wells in adjacent acreage hereafter acquired and/or re-enter wells that are presently shut-in or plugged and abandoned. The alternative operations shall be pursued as necessary in combination with other workovers until the Work Program required expenditure of $2,000,000 is met.

          c. Strong will drill, test, and complete, if commercially viable, a minimum of two (2) new wells to a TVD not to exceed five thousand five hundred (5500) feet. At least one of the new wells will be a Yegua test well.

     3.04. WORK PROGRAM ACCOUNT. Strong shall be responsible for keeping a Work Program Account consisting of a written contemporaneous accounting of all expenses and charges associated with Strong performing the Work Program. The costs includible in the Work Program Account shall include, but are not limited to the following: (i) all costs to re-enter, drill, complete, equip, produce or P&A in accordance with the rules and regulations of the Railroad Commission of Texas any wells worked on by Strong on the Prado Assets or additional leases acquired in the AMI; (ii) the cost of abstracts of title, title examinations, curative, surveys, permitting, surface/subsurface agreements and rights-of-way acquired before the completion of the Work Program; (iii) the overhead as provided in section 3.08; (iv) premiums for liability and well control insurance; (v) the cost of reprocessing 2D or 3D seismic; and (vi) all drilling location costs including restoration costs, surface damages, payments under surface agreements and any required mitigation costs and waste fluid and cuttings disposal costs associated with the completion of the Work Program.

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     3.05.     WORK  PROGRAM  STATEMENTS  AND RECORDS.  Strong shall mail to the
New Century Group a statement of the Work Program Account which shall include the then current total of items charged to the Work Program Account as well as an itemization of each item posted to the Account since the last statement on the following dates:

     a.     July  11,  2005;

     b.     October  10,  2005;

     c.     November  10,  2005;  and

     d.     December  31,  2005.

Strong shall maintain records with respect to all items charged to the Work Program Account including, but not limited to all third-party invoices and tickets as well as back-up data with respect to the extent, type and date of any goods or services charged to the Work Program Account by Strong itself.

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     3.06.     EXPENDITURES IN EXCESS $2,000,000.00.  Strong and the New Century
Group may agree to spend in excess of the $2,000,000.00 referenced above. In such event, Strong shall submit an authorization for expenditure to the New Century Group in accordance with the Joint Operating Agreement.

     3.07. ENGINEERING, GEOLOGICAL, AND GEOPHYSICAL EXPENSES INCLUDIBLE ONLY TO $100,000. All engineering, geological, and geophysical analysis services provided by or for Strong shall only be includible in the Work Program Account to the extent that they do not exceed one hundred thousand dollars ($100,000.00). All charges in excess of that amount must be mutually agreed upon by Strong and the New Century Group.

     3.08. OVERHEAD. Overhead associated with the Work Program shall only be includible in the Work Program Account in the amount of up to $5,000.00 per month. This will be the only overhead charged until the Work Program is completed, except for the allowed Producing Well Rate per the COPAS Agreement. All overhead associated with the Work Program in excess of that amount shall be borne solely by Strong.

     3.09. TITLE AND LEGAL EXPENSES. All legal expenses and expenses related to title work performed by or for Strong shall only be includible in the Work Program Account to the extent that they do no exceed forty thousand dollars ($40,000.00). All charges in excess of that amount shall be mutually agreed upon by Strong and the New Century Group. Reasonable and necessary legal expenses directly related to operations on the Prado Assets shall be includible in the Work Program Account if such expenses are not and cannot be reimbursed under Strong's insurance.

     3.10. VENDORS. The parties agree that any costs charged to the Work Program Account shall be reasonable and necessary. The New Century Group shall supply a list of approved third-party vendors (the "Vendors List"), and all third-party goods or services that are part of the Work Program shall be provided by such Vendors. Strong can add Vendors for any single service or contract less than $25,000. Strong and the New Century Group shall have the right, upon mutual agreement, to add and eliminate Vendors from the Vendors List as necessary.

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     3.11.     STRONG WILL CHARGE MARKET RATES.  The parties also agree that any charges made by Strong to the Work Program Account for goods and services provided directly by Strong shall be priced comparably with the same or similar types of services provided by parties on the Vendors List, or when such goods and services are not sold by companies on the Vendors List, other third-party vendors servicing the Jim Hogg County area.

     3.12. TRANSPORTATION CHARGES. Strong may, at its election, transport equipment and materials for use in the Work Program from overseas and/or other Strong locations. However, the parties agree that Strong shall solely bear all costs associated with such transportation to the Port of Houston and that transportation costs to that point will not be charged to the Work Program Account. All equipment and materials supplied and transported by Strong will be charged to the Work Program Account as if f.o.b. Port of Houston, and any such charges must be in accordance with the then-existing market rate as required by
3.11  herein.

     3.13. NO LEASE OPERATING EXPENSES TO WORK PROGRAM ACCOUNT. No charges for goods or services related to the normal operation of the oil and gas leases for the Prado Assets shall be includible in the Work Program Account. Instead, such lease operating expenses will be handled in accordance with the Joint Operating Agreement.


                 IV. REVENUE INTERESTS OPERATIONS AND ACCOUNTING

     4.01. INTERESTS IN REVENUES. Upon the Effective Date, but before the completion of the Work Program, Strong shall share in the revenues and expenses involved in all the Prado Asset wells in the ratio of eighty-seven and one-half percent (87.5%) and the New Century Group twelve and one-half percent (12.5%).

     4.02. ORDER OF OPERATIONS. Strong shall not undertake operations on existing producing wells unless and until production suitable to maintain the leases shall be obtained from other wells.

     4.03. ADMINISTRATION OF REVENUES AND EXPENSES. The parties shall engage Division Order Services, LLC, or some other mutually agreeable third-party, to administer the revenues, expenses, and joint interest billings during the pendency of the Work Program. The costs associated with such engagement shall be borne one-hundred percent (100%) by Strong since these services fall under the category of services provided by an Operator in return for the Producing Well Rate overhead provided for in the Joint Operating Agreement.

     4.04. WORKING FILES TRANSFER. The New Century Group shall make available for physical transfer the Working Files to Strong for the Prado Assets within three (3) business days of the signing by all parties of this Agreement. Working Files shall include existing well, operation, engineering, title and geological files. If Strong earns the Assignment pursuant to section 5.01, then the Working Files shall become the property of Strong. In the event that Strong does not earn the Assignment, it shall immediately return the Working Files, together with all updates thereto including all geological and engineering interpretations, to the New Century Group.

     4.05. IF ASSIGNMENT NOT EARNED. If, for whatever reason, Strong does not earn the Assignment in accordance with section 5.01, then, unless otherwise agreed by the New Century Group:

          a. Strong's rights shall terminate with respect to any and all producing wells associated with the Prado Assets effective December 31, 2005;

          b. Strong shall cease to be operator and shall cooperate in returning operations, including all documents theretofore received or generated in that capacity, to the New Century Group or its designee;

          c. Strong shall execute a release of rights indicating that it does not own or claim any interest in the Prado Assets and in the event that Strong refuses the New Century Group is authorized as Strong's attorney-in-fact to, in these circumstances only, to execute and record such a release on Strong's behalf; and

          d. all right, title and interest in all equipment theretofore installed on the Prado Assets lease shall become the property of the New Century Group.

     4.06. PRUDENT OPERATOR STANDARD. Strong shall operate and maintain the Prado Assets as would a prudent operator under similar circumstances in accordance with good oil field practices. Strong shall promptly (and, unless the same are being contested in good faith and by appropriate proceedings, before the same are delinquent) pay all costs and expenses (including without limitation all taxes and all costs, expenses and liabilities for labor, materials and equipment incurred in connection with the Prado Assets and all obligations to the holders of royalty interests and other interests affecting the Prado Assets) incurred from and after the Effective Date in developing, operating and maintaining the Prado Assets.

     4.07. ACCESS TO BOOKS, RECORDS AND DATA. In addition to any reports and information specifically required by the terms of this Agreement, Strong agrees to furnish to the New Century Group full information pertaining to the operation of the Prado Assets, at all reasonable times, and in such form, as Grantee may reasonably request. Strong will permit representatives designated by the New Century Group, including independent accountants, agents, attorneys, and other persons to visit and inspect Strong's books and records pertaining to the Work Program Account and to make copies and photocopies from such records and to write down and record such information as such representatives may request.

     4.08. FORCE MAJEURE. In the event that Strong shall have diligently prosecuted the Work Program, but due to an Event of Force Majeure is unable to timely complete the Work Program, then, subject to the New Century Group's agreement, an extension may be granted to complete the Work Program. An Event of Force Majeure is an extraordinary, unanticipated and unavoidable barrier to performance including the passage of any law, rules, regulations or orders by any federal, state or local governmental body or agency or any court of law or by the rules, regulations or orders of any public body or official purporting to exercise authority or control respecting the activities and operations contemplated hereunder, or due, occasioned or caused, directly or indirectly, by strikes, action of the elements, weather or water conditions, inability to obtain fuel or other critical materials or supplies, or any other cause beyond the control of the non-performing party.


                                  V. ASSIGNMENT

     5.01. CONDITIONS PRECEDENT TO ASSIGNMENT. Strong shall be entitled to an assignment, in the form attached hereto as Exhibit C, if and only if, the following conditions are met:

          a. the Work Program as outlined in section 3.03 is completed before December 31, 2005;

          b. Strong shall have expended, in accordance with the terms of the Work Program Account, no less than two million dollars ($2,000,000);

          c. Strong shall not then be in any material uncured breach of this Agreement; and

          d. there shall not be any outstanding unpaid debt incurred by Strong which would or could support a lien against the Prado Assets.

     5.02. DELIVERY OF THE ASSIGNMENT. Within thirty (30) days of receiving written notice of the satisfaction of each of the conditions referenced in section 5.01, the New Century Group shall deliver to Strong an assignment to the Prado Assets in the form attached hereto as Exhibit C. Also within this period of time, New Century Group will also elect or not on increasing the Working as provided in section 6.01 with the associated cash payment. Unless the New Century Group exercises the option provided in section 6.01, the Assignment shall equal eighty-seven and one-half percent (87.5%) of the working interest in the Prado Assets and a proportionate interest in the equipment located thereon.

     5.03. MEMORANDUM PENDING ASSIGNMENT. Within ten days of the execution of this Agreement, the New Century Group shall furnish to Strong for filing in the real property records of Jim Hogg County, Texas the Memorandum attached hereto as Exhibit E. Upon discontinuation or completion of the Work Program and contemplated Assignment or upon it becoming apparent that no Assignment shall be made, the parties will execute a second memorandum removing any burden placed on the Prado Assets by virtue of the Exhibit E memorandum.


          VI.     NEW CENTURY GROUP'S OPTION TO INCREASE ITS INTEREST.

     6.01. OPTION TO INCREASE WORKING INTEREST. The parties agree that, upon the receipt of the written notice described in section 5.01 above and for a period of thirty (30) days thereafter, the New Century Group, or if Aquatic elects not to, then New Century by itself, shall have an option to acquire up to an additional twenty and eight-tenths percent (20.8%) working interest in the Prado Assets from Strong for XXXXXXX ($XXXXXX) for each percentage point increase. So, by way of illustration, if the New Century Group elected to acquire the entire 20.8% increase then the purchase price would be XXXXXXXX ($XXXXXXX).

     6.02. NOTICE OF ELECTION AND PAYMENT. At the time it exercises its option, payment from the New Century Group shall be paid to Strong for any increase elected by the New Century Group.

               VII. JOINT OPERATING AGREEMENT AND COPAS AGREEMENT

     7.01. JOINT OPERATING AGREEMENT. Effective April 28, 2005, Strong shall be Operator with respect to the Prado Assets. The Joint Operating Agreement attached hereto as Exhibit D shall govern the operation of the Prado Assets by Strong. All operations shall be conducted in accordance with the terms and conditions of the Joint Operating Agreement, and such agreement is incorporated by reference into this Agreement as though set forth in full herein. In the event of conflict between the terms and conditions of this Agreement and those contained in the Joint Operating Agreement, the terms and conditions of this Agreement shall prevail until compliance with the Conditions Precedent in section  5.01.

     7.02. COPAS AGREEMENT. The Council of Petroleum Accountant Societies Form 1984 Onshore ("COPAS Agreement") attached to the Joint Operating Agreement shall govern the accounting of revenues, expenses, and joint interest billings for the Prado Assets, however, the COPAS Agreement does not govern the treatment of expenses for purposes of the Work Program Account, which shall be treated as described in Articles III and IV herein. The COPAS Agreement is incorporated herein by reference into this Agreement as though set forth in full.


             VIII. ACQUISITION OF ASSETS IN AREA OF MUTUAL INTEREST

     For the purposes of this Agreement, the parties establish as an Area of Mutual Interest ("AMI") covering Surveys 87 and 88, and any other acreage owned by the Kenedy Memorial Foundation ("KMF") as depicted in Exhibit B, its successors and assigns, in Jim Hogg County, Texas. The AMI shall be effective for a period of two (2) years from the date hereof and so long thereafter as any oil or gas interest subject hereto is in force and effect. If, during the effective period, any party to this Agreement acquires any oil or gas interest which lies wholly or partially within the AMI, such party shall immediately notify the non-acquiring party of the facts concerning such acquisition, including the cost thereof. For a period of thirty (30) days from the receipt of such notice the other party shall have the right and option to purchase an interest therein in the proportion then existing between the parties in the working interests that are the subject of this Agreement.

                          IX. REPRESENTATIONS OF STRONG

     Strong  represents  and  warrants  to  the  New  Century  Group as follows:

     9.01. ORGANIZATION. Strong is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. Strong has duly authorized the execution, delivery and performance of this Agreement by all necessary corporate action, and the same is a binding obligation of Strong, enforceable in accordance with its terms.

     9.02. AUTHORITY. Strong has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform the obligations contained herein. The consummation of the transactions contemplated by this Agreement will not violate nor be in conflict with, any provisions of Strong's Articles of Incorporation, Bylaws or other governing documents, or any material agreement or instrument to which Strong is a party or by which Strong is bound, or any judgment, decree, order, statute, rule or regulation applicable to Strong. The persons signing this Agreement on behalf of Strong are duly appointed and authorized by Strong to bind Strong to this Agreement.

     9.03. KNOWLEDGE OF OPERATIONS. As of the Closing Date, Strong has been given full and complete access to the New Century Group's files and operations and has apprized itself of all production and legal obligations required therein to commence operations as the owner and/or operator of the Property and to meet all obligations associated therewith.

     9.04. ACCESS TO PROPERTY. Upon execution of this Agreement, Strong warrants that Strong and/or its authorized representatives have had reasonable and prompt access to the Prado Assets in connection with Strong's due diligence review.

     9.05. NO BREACH OF STATUTE, DECREE OR CONTRACT. The execution, delivery and performance of this Agreement by Strong does not and will not breach any legal requirement, will not conflict with or result in a breach of or default under any agreement or any order, writ, injunction, decree, contract, agreement or instrument to which Strong is a party, will not result in the creation or imposition of any lien, charge or encumbrance of any nature upon any of the Prado Assets and wells, and will not give to others any interest or rights in, or with respect to any of the Prado Assets.

     9.06. STRONG'S PROPERTY INVESTIGATIONS. The New Century Group has allowed Strong and it authorized representatives to conduct inspections or investigations on or with respect to the Prado Assets including, without limitation, environmental audits. The New Century Group has consented to Strong and its authorized representatives entering upon the subject lands and leases to inspect same and the equipment thereon, conduct soil and water tests and borings, and conduct such other tests, examinations, investigations and studies as may be necessary or appropriate in Strong's sole judgment for the preparation of appropriate engineering and other reports relating to the Prado Assets and their condition. Strong agrees that it will hold in trust, keep confidential, and not disclose to any third party or make any use of any confidential information obtained from the New Century Group except to the extent necessary to complete its investigations described herein unless the purchase and sale contemplated herein is accomplished and the Prado Assets are transferred to Strong.

     9.07. BINDING OBLIGATION. This Agreement has been duly executed and delivered on behalf of Strong. All documents and instruments required hereunder to be executed and delivered to the New Century Group have been duly executed and delivered. This Agreement does and all other documents to be executed in connection herewith shall, constitute legal, valid and binding obligations of Strong in accordance with their terms.

     9.08. NO LITIGATION OR ADVERSE EVENTS. There is no suit, or legal, administrative, arbitration or other proceeding, or governmental investigation, pending or, to Strong's knowledge, threatened, by or against Strong, and no event or condition of any character, to Strong's knowledge, pertaining to Strong, that could prevent the consummation of the transactions contemplated by this Agreement. To the best of Strong's knowledge and belief, there is no bankruptcy, reorganization, or arrangement proceeding pending or being contemplated by or threatened against Strong.

     9.09. FURTHER DISTRIBUTION. Strong is purchasing the Prado Assets for its own account and does not currently intend to offer any of the Prado Assets for resale in such a manner that would subject the sale of such Prado Assets to the jurisdiction of the United States Securities and Exchange Commission or any applicable state securities law.

     9.10. PERMITS. Strong is bonded and qualified to own and/or operate the Prado Assets and holds or will hold at Closing all required governmental licenses, permits, bonds, certificates, orders and authorizations necessary to own or operate the wells and equipment.


                     X. REPRESENTATIONS OF NEW CENTURY GROUP

     10.01. ORGANIZATION. The New Century Energy Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Aquatic Cellulose International Corp. is a corporation duly organized, validly existing and in good standing under the laws of Nevada.

     10.02. AUTHORITY. The New Century Group has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations under this Agreement. The consummation of the transaction contemplated by this Agreement will not violate, nor be in conflict with, any provisions of its Articles of Incorporation, Bylaws or other governing document of the New Century Group.

     10.03. BINDING OBLIGATION. This Agreement has been duly executed and delivered on behalf of the New Century Group. All documents and instruments required hereunder to be executed and delivered to Strong shall have been duly executed and delivered. This Agreement does, and such document and instrument will, constitute legal, valid and binding obligations of the New Century Group in accordance with their terms.

     10.04. NO BREACH OF STATUTE, DECREE OR CONTRACT. The execution, delivery and performance of this Agreement by the New Century Group does not and will not breach any legal requirement, will not conflict with or result in a breach of or default under any agreement or any order, writ, injunction, decree, contract, agreement or instrument to which the New Century Group is a party or by which the Prado Assets are or may be bound, will not result in the creation or imposition of any lien, charge or encumbrance of any nature upon any of the Prado Assets and wells, and will not give to others any interest or rights in, or with respect to any of the Prado Assets, except for the contracts set forth on Exhibit "A" to this Agreement.

     10.05. NO LITIGATION OR ADVERSE EVENTS. There is no suit, claim or action, or legal, administrative, arbitration or other proceeding, or governmental investigation, pending or, to the New Century Group's knowledge, threatened, by or against the New Century Group, the Prado Assets, and no event or condition of any character, to the New Century Group's knowledge, pertaining to the New Century Group, the Prado Assets, that could prevent the consummation of the transactions contemplated by this Agreement. To the best of the New Century Group's knowledge and belief, there is no bankruptcy, reorganization, or arrangement proceeding pending or being contemplated by or threatened against the New Century Group.

     10.06. TAXES. To the extent that the New Century Group is responsible for remitting same, the New Century Group has paid and discharged all property taxes, assessments, excises and other levies which, if not paid, could constitute liens or charges against the Prado Assets, except for taxes being contested in good faith and by appropriate proceedings. The New Century Group remains responsible for its share of any taxes which may become due for periods prior to the Effective Date.

     10.07. ACCURACY OF DOCUMENTS. Exhibit A contains a list of all of the material oil and gas contracts pertaining to the Prado Assets. These oil and gas contracts have not been amended or modified by any written or oral agreements, except where specifically indicated on Exhibit A.

     10.08. DISCLAIMER OF WARRANTY. EXCEPT WHERE OTHERWISE SPECIFICALLY INDICATED IN THIS AGREEMENT, THE NEW CENTURY GROUP DISCLAIMS ANY WARRANTIES EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, INCLUDING WARRANTIES WITH RESPECT TO THE PRESENCE OF ENVIRONMENTAL CONDITIONS OR NATURALLY OCCURRING RADIOACTIVE MATERIAL AFFECTING ANY PROPERTY (REAL, PERSONAL OR MIXED), OR EQUIPMENT (INCLUDING PIPELINE EQUIPMENT) CONVEYED TO AND ACQUIRED BY STRONG,
WITH ALL SUCH REAL AND PERSONAL PROPERTY AND EQUIPMENT BEING TRANSFERRED, ASSIGNED, SOLD, PURCHASED, ACCEPTED AND ACQUIRED "AS IS" AND "WHERE IS." THE NEW CENTURY GROUP EXPRESSLY DISCLAIMS THE COVENANTS IMPLIED BY SECTION 5.023 OF THE TEXAS PROPERTY CODE.

     10.09. PAYMENTS. To the best of the New Century Group's knowledge, all royalties, overriding royalties, rentals, shut-in royalties, gas purchase payments and other such payments due under the oil and gas leases have been properly and timely paid. The New Century Group remains responsible for its share of any payments which may be determined to be due for periods prior to the Effective Date. To the best of the New Century Group's knowledge and belief, the New Century Group has not been advised in writing by any lessor under any lease of any material default under any lease which has not been remedied or waived or of any requirement or demand to drill additional wells on any of the leases which have not been satisfied.

     10.10. WORKING INTERESTS. To the best of the New Century Group's knowledge, the New Century Group's working interests in the Prado Assets are as set forth on Exhibit A.

     10.11. NET REVENUE INTERESTS. To the best of the New Century Group's knowledge, the New Century Group's Net Revenue Interests are as set forth on Exhibit A.

     10.12. COMPLIANCE WITH LAWS. To the best of the New Century Group's knowledge, the New Century Group has complied in all material respects with all applicable laws, regulations and orders of all governmental agencies having jurisdiction over the Prado Assets.

     10.13. NECESSARY ACTION. The New Century Group shall take or cause to be taken all such actions, as would a prudent businessman under the same or similar circumstances, as may be necessary and advisable to consummate and make effective the sale of the Prado Assets contemplated by this Agreement and to assure that the New Century Group will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions; provided, however, that New Century Group shall not be required to (i) file suit or assume any additional liabilities in performing its obligations hereunder, or (ii) to perform any title curative.

     10.14. NO DEFAULT. To the New Century Group's knowledge, the New Century Group is not in default under, and has not received a notice of default or termination (to include a self-executing termination clause under an oil and gas lease) with respect to any provision of the Prado Assets or an oil and gas contract affecting the Prado Assets, or the title of the New Century Group thereto and no condition exists that with notice or lapse of time or both would constitute a default under any mortgage, indenture, loan credit agreement or other agreement or instrument evidencing indebtedness for borrowed money, or create a lien, charge or other encumbrance on the Prado Assets, and has not received any notice of default with respect to, any order, writ, injunction or decree of any court, commission or administrative agency in connection with the ownership, development or operation of the Prado Assets, or any part thereof, which would materially adversely affect the value of the Prado Assets.

     10.15. OPERATIONS. To the New Century Group's knowledge, the Prado Assets are being operated and produced in substantial compliance with all applicable oil and gas contracts and in compliance, in all material respects, with all applicable laws, rules and regulations and the Prado Assets which constitute a portion of the oil and gas contracts.

     10.16. EXISTING BURDENS. To the best of the New Century Group's knowledge, the lease burdens on the Prado Assets do not reduce the Net Revenue Interest below the percentages set forth on Exhibit A. The New Century Group do not warrant Net Revenue Interest, except by through and under the New Century Group as to the interests specifically set forth on Exhibit A, but not otherwise, such warranty to be several and not joint and several as to the New Century Group Net Revenue Interest.

     10.17. INSPECTION OF RECORDS. The New Century Group has provided and shall continue to provide Strong with reasonable access to the records relating to the Prado Assets. Any and all review of the records relating to the Prado Assets by Strong shall be conducted at the New Century Group's office during normal business hours. Any and all such review of the records relating to the Prado Assets by Strong shall be at no cost to the New Century Group.

     10.18. PERMITS. All permits necessary for the operation of the wells of which the New Century Group is the operator are in full force and effect.

     10.19. ENVIRONMENTAL CONDITION OF ASSETS. To the New Century Group's actual knowledge, there are no material Environmental Liabilities affecting the Prado Assets. "Environmental Liabilities" means obligations, duties, losses, liabilities, claims, fines, expenses, damages, costs, including attorney's fees and expenses, or penalties created by, related to, or arising out of any Environmental Law, whether Accruing before or after the Effective Date excluding all Plugging and Abandonment Obligations. "Environmental Laws" means any applicable laws, orders, rules, regulations, judgments, or decrees of any federal, state, tribal, county or municipal governing authority having jurisdiction over any Asset or Party which related to pollution, the protection or cleanup of the environment, or the release or disposal of Deleterious Substances into the environment, including but not limited to ambient air, surface water, groundwater, land surface or subsurface strata; including all such laws, orders, rules, regulations, judgments or decrees as they may be amended, varied or modified in the future.

                                   XI.  TAXES

     11.01. APPORTIONMENT OF AD VALOREM AND PROPERTY TAXES. All ad valorem taxes, real property taxes, personal taxes and similar obligations shall be apportioned as of the Effective Date between Strong and the New Century Group. All such taxes allocable to the periods before the Effective Date shall be paid by the New Century Group, and all such taxes allocable to periods after the Effective Date shall be paid by Strong, subject to being handled in accordance with the Joint Operating Agreement. Any refunds of taxes allocable to periods prior to the Effective Date shall be the property of the New Century Group, subject to being handled in accordance with the Joint Operating Agreement. Any refunds of taxes allocable to periods after the Effective Date shall be the property of Strong. Buyer shall file or cause to be filed all required reports and returns incident to such taxes which are due on or after the Closing Date and shall pay or cause to be paid to the taxing authorities all such taxes reflected on such reports and returns, subject to reimbursement by the New Century Group to Strong for Unocal's portion of such taxes, if any.

     11.02. SALES TAXES, FILING FEES, ETC. The payment provided for hereunder is net of any sales taxes or other transfer taxes. Strong shall be liable for any sales tax or other transfer as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamp or taxes imposed upon the sale for the Prado Assets and Strong shall defend any action by a governmental agency to collect such taxes or fees, and will hold the New Century Group harmless from any cost or liability for taxes, fees, penalty, interest or costs, including reasonable attorneys fees, assessed as a result of this transaction.

     11.03. OTHER TAXES. All production, severance or excise taxes, conservation fees and other similar such taxes or fees relating to oil and gas produced and sold from the Prado Assets prior to the Effective Date shall be paid by the New Century Group, and all such taxes and fees relating to such oil and gas produced or sold after the Effective Date shall be paid or reimbursed by Strong (or if attributable to periods after the Effective Date and the New Century Group pays such taxes, then Strong shall reimburse the New Century Group therefore). In the event such taxes attributable to the Assets are not assessed on a current year basis, it is agreed that when such taxes are assessed, insofar as they Accrued to the Assets before the Effective Date, they shall be paid by the New Century Group upon receipt of a statement and supporting documentation.

                             XII. GENERAL PROVISIONS

     12.01. APPLICABLE LAW. This agreement shall be governed and construed by the laws of the State of Texas, without reference to its choice of law provisions.

     12.02. ARBITRATION OF DISPUTES. Any dispute arising out of or relating to this Agreement including breach, termination or validity thereof, which has not been resolved by agreement within fifteen (15) days after a written complaint, shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect by a sole arbitrator. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sec.Sec. 1-16, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The place of arbitration shall be Houston, Texas. In the event that the parties cannot agree to an arbitrator, the parties shall ask the CPR Dispute Resolution Institute to appoint one.

     12.03. NO REPRESENTATIONS. The parties acknowledge that they are not relying on any statement or representation other than those explicitly contained herein.

     12.04. NON-ALIENATION PENDING COMPLETION. Until completion of the Work Program Account or December 31, 2005, whichever shall occur, none of the parties will, without the permission of the other, sell their interest to anyone other than parties to this Agreement. After the earlier of these events, the parties shall be free, subject to the preferential rights provision of the Joint
Operating  Agreement,  to  sell  their  respective  interests.

     12.05. PUBLIC ANNOUNCEMENTS. Other than to their affiliates, agents and advisors, neither party shall make or cause to be made any disclosure or notice of this transaction to any third party or otherwise disseminate any news release and/or public announcement of any kind with respect to the transaction contemplated hereunder without the express written approval of the other. Such consent shall not be denied if disclosure is required under applicable law, rule or regulation or any stock exchange rules on which any security of the Party seeking disclosure, or its affiliate, is listed. Strong recognizes that New Century Energy Group and Aquatic are publicly listed companies and are subject to exchange-imposed obligations to make prompt and timely disclosure of material information and to file information with the SEC.

     12.06. AMENDMENTS ONLY IN WRITING. The parties agree that this Agreement may not be amended other than in a writing signed by all parties hereto.

     12.07. NO PARTNERSHIP. The parties hereto do not intend to create, nor shall this Agreement be construed as creating, a mining or other partnership or association, nor does this Agreement render the parties hereto liable as partners. The liabilities of the parties shall be several and not joint or collective.

     12.08. CLOSING OBLIGATIONS. At the Closing the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

          a. The New Century Group and Strong shall execute, acknowledge and exchange this Agreement with each other;

          b. The New Century Group and Strong shall begin to seek the KMF Consent to assign, and

          c. The New Century Group and Strong shall execute, acknowledge and exchange the Joint Operating Agreement attached as Exhibit D.

     Upon receipt of KMF's written Consent for the New Century Group to assign the interests in the subject lease that are contemplated in this Agreement to Strong, Strong shall make the XXXXXXXXXX ($XXXXXXX) payment referenced in section 3.01. If, for any reason, the written Consent of KMF to assign cannot be obtained within twenty (20) days after the Closing Date, then the XXXXXXXX deposit referenced in paragraph 3.01 shall be refunded to Strong, all documents delivered by the New Century Group to Strong shall be returned, the rights of the parties shall be the same as specified in section 4.05, and neither party shall have any further obligation to the other.

     12.09. SURVIVAL. The representations, warranties, covenants, agreements and indemnities provided for in this Agreement shall survive the Closing and shall not be extinguished by the doctrine of merger by deed or any similar doctrine and no waiver, release, or forbearance of the application of the provisions of those paragraphs in any given circumstance shall operate as a waiver, release, or forbearance of the provisions of the paragraphs as to any other circumstances.

     12.10. PAYMENTS. In the event a party is required to pay cash to the other party, payments shall be by wire transfer unless otherwise agreed by the parties at the time. When a wire transfer payment is required, the party to whom payment is to made shall furnish written wire transfer instructions to the other party.

     12.11. FURTHER ASSURANCES. The Parties agree to execute and deliver to each other all such other and additional instruments, notices, division orders, transfer orders and other documents and to do all such other and further acts and things as may be necessary to more fully and effectively carry out the obligations in and confer the rights provided by this Agreement.

     12.12. HEADINGS, TIME OF ESSENCE, ETC. The descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Within this Agreement words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed to cover the plural, unless the context otherwise requires. Time is of the essence in this Agreement.

     12.13. NOTIFICATIONS. Any notices or communications required or permitted pursuant to this Agreement shall be deemed sufficiently given when sent by certified mail, postage prepaid, or facsimile transmission addressed to the party for whom intended at the following addresses:

New  Century  Group:                      Strong:

New  Century  Energy  Corp.               Strong  Petroleum  Group,  Inc.
5851  San  Felipe,  Suite  775            6161  Savoy  Drive,  Suite  1030
Houston,  Texas  77057                    Houston,  Texas  77036
Attention:  Edward  R.  DeStefano         Attention:  Mr.  James  Watt
Residence  Phone:                         Residence  Phone:  (713)  722-9405
Business  Phone:   (713)  266-4344        Business  Phone:  (713)  785-9588
Facsimile  Phone:  (713)  266-4358        Facsimile  Phone:  (713)  785-9582
Mobile:  (713)  829-0881                  Mobile:  (281)  610-0098

     12.14. CONSTRUCTION. The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

     12.15. ENTIRE AGREEMENT. This Agreement reflects the entire agreement between the parties. There are no other agreements, either written or oral, in whole or in part, and the execution of this Agreement supersedes all earlier representations, negotiations, or agreements about this matter.

     IN WITNESS WHEREOF, the parties hereto have caused their names to be hereunto subscribed by their duly authorized officers, general partners, or attorneys-in-fact hereunto duly authorized as of the day and year first above written.


NEW CENTURY ENERGY CORP.                   STRONG PETROLEUM GROUP, INC.



By: /s/ Edward R. DeStefano                 By: /s/ James S. Watt
    ---------------------------------           ----------------------------
    Edward  R.  DeStefano,  President           James  S.  Watt, President




AQUATIC  CELLULOSE  INTERNATIONAL  CORP



By: /s/ Sheridan Westgarde
   -----------------------------------
   Sheridan Westgarde, President